As filed with the Securities and Exchange Commission on May 6, 2009.
Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
REYNOLDS AMERICAN INC.
(Exact Name of Registrant as Specified in Its Charter)

North Carolina	20-0546644
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)
401 North Main Street
Winston-Salem, NC 27101
(Address of Principal Executive Offices) (Zip Code)
Reynolds American Inc.
2009 Omnibus Incentive Compensation Plan
(Full Title of the Plan)
McDara P. Folan, III
Senior Vice President, Deputy General Counsel and Secretary
Reynolds American Inc.
401 North Main Street
Winston-Salem, NC 27101
(336) 741-2000
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $0.0001 per share (3)	19,000,000	$38.105	$723,995,000.00	$40,398.92

(1)	Pursuant to Rule 416 of the Securities Act of 1933, referred to as the Securities Act, this registration statement also covers such additional shares of Common Stock, par value $0.0001 per share, referred to as the Common Shares, of Reynolds American Inc., referred to as the Registrant or RAI, as may become issuable pursuant to the anti-dilution provisions of the Registrant’s 2009 Omnibus Incentive Compensation Plan, referred to as the Plan.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on May 1, 2009, within five business days prior to filing.

(3)	One right (each, referred to as a Right) to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Registrant will be issued with each Common Share. The terms of the Rights are described in the Registrant’s Amendment No. 4 to its Registration Statement on Form S-4 (File No. 333-11972), filed on June 23, 2004.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Registrant, with the Securities and Exchange Commission, referred to as the Commission, and are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(c)	The Registrant’s Current Reports on Form 8-K, filed on January 7, 2009, February 9, 2009 and March 2, 2009;

(d)	The description of the Common Shares contained in the Registrant’s Amendment No. 4 to its Registration Statement on Form S-4 (File No. 333-11972), filed on June 23, 2004; and

(e)	The description of the Rights contained in the Registrant’s Amendment No. 4 to its Registration Statement on Form S-4 (File No. 333-11972), filed on June 23, 2004.
     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, referred to as the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 55-2-02 of the North Carolina Business Corporation Act, referred to as the NCBCA, enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (ii) improper distributions as described in Section 55-8-33 of the NCBCA; (iii) any transaction from which the director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. Article Nine of RAI’s amended and restated articles of incorporation, as amended, referred to as the articles of incorporation, provides that, to the fullest extent permitted by the NCBCA, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director.
     Sections 55-8-50 through 55-8-58 of the NCBCA permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, whether formal or informal, because such person was or is a director, officer, agent or employee of the corporation, or was or is serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (b) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the NCBCA. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit. Section 55-8-53 of the NCBCA also permits a corporation to advance expenses incurred by a director, officer, employee or agent, subject to certain conditions.
     In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.
     Article Nine of RAI’s articles of incorporation provides that RAI will indemnify to the fullest extent permitted by the NCBCA any person who was or is a director or officer of RAI who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, because such person was or is a director or officer of RAI or, while an RAI director or officer, is or was serving at the request of RAI as a director, officer, partner, trustee, employee or agent of any other enterprise. The articles of incorporation of RAI provide for indemnification of the officers and directors of RAI to the full extent permitted by applicable law. In addition, RAI’s amended and restated bylaws, referred to as the bylaws, provide that a director or officer claiming indemnification may bring suit against RAI to recover the amount of such a claim and, if successful, shall be entitled to payment of expenses by RAI under certain circumstances. Finally, RAI has entered into separate indemnification agreements with certain directors and officers granting such persons the maximum indemnification permitted by Section 55-8-57 of the NCBCA; provided, however, that no indemnification will be provided for any loss that is determined in a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) to have resulted from knowing misconduct by such person from which such person derived a direct, improper personal benefit.
     Because of indemnification obligations that may be contained in RAI’s articles of incorporation, bylaws or in various agreements entered into by RAI in the future, RAI may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard.
     Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the NCBCA.
     Additionally, Section 55-8-57 of the NCBCA and RAI’s articles of incorporation authorize the corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person. As part of the business combination between R. J. Reynolds Tobacco Company and Brown & Williamson Tobacco Corporation and the formation of RAI as a public company, referred to as the combination transactions, which were completed on July 30, 2004, RAI agreed to maintain, for a period of six years following the completion of the combination transactions, the current policies of directors’ and officers’ liability insurance maintained by R.J. Reynolds Tobacco Holdings, Inc., referred to as RJR, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the combination transactions. In no event will RAI be required to spend in any one year an amount more than 200% of the annual premiums paid by RJR as of July 31, 2004 for such insurance, and if the annual premiums of such insurance coverage exceed this amount, RAI will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.
     RAI has entered into separate indemnification agreements with certain directors and officers that require RAI to maintain, for so long as such person could be subject to claims based upon such person’s status as a director or officer of RAI, directors’ and officers’ liability insurance that is comparable in scope and amount to RJR’s former policies of insurance. In no event will RAI be required to spend in any one year an amount more than 200% of the annual premiums paid by RAI or RJR, as the case may be, five years prior to the then-existing policy period; provided, however, that RAI will use commercially reasonable efforts to obtain and maintain policies of insurance with coverage having features as similar as reasonably practical to the features of the prior policies.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A filed July 29, 2004 (Commission File Number 1-32258))

4.2	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed August 2, 2007 (Commission File Number 1-32258))

4.3	Amended and Restated Bylaws of the Registrant, dated December 4, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated December 4, 2008 (Commission File Number 1-32258))

4.4	Rights Agreement, between the Registrant and The Bank of New York, as rights agent (incorporated by reference to Exhibit 3 to the Registrant’s Form 8-A filed July 29, 2004 (Commission File No. 1-32258))

4.5	Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement dated March 23, 2009 (Commission File No. 1-32258))

5	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of counsel (Included in Exhibit 5)

24	Power of Attorney
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
            (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
            (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Winston-Salem, State of North Carolina, on May 6, 2009.

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III

McDara P. Folan, III Senior Vice President, Deputy General Counsel and Secretary
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on May 6, 2009.

Signature	Title

* Susan M. Ivey	Chairman of the Board, President and Chief Executive Officer and Director (principal executive officer)
* Thomas R. Adams	Executive Vice President and Chief Financial Officer (principal financial officer)
* Frederick W. Smothers	Senior Vice President and Chief Accounting Officer (principal accounting officer)
* Betsy S. Atkins	Director
* Nicandro Durante	Director
* Martin D. Feinstein	Director
* Luc Jobin	Director
* Holly K. Koeppel	Director
* Nana Mensah	Director

Signature	Title
* Lionel L. Nowell, III	Director
* H.G.L. Powell	Director
* Thomas C. Wajnert	Director
* Neil R. Withington	Director
* John J. Zillmer	Director
* McDara P. Folan, III, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on behalf of the above indicated officers and directors thereof pursuant to a power of attorney filed with the Securities and Exchange Commission.

May 6, 2009	By:	/s/ McDara P. Folan, III

McDara P. Folan, III, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A filed July 29, 2004 (Commission File No. 1-32258))

4.2	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed August 2, 2007 (Commission File No. 1-32258))

4.3	Amended and Restated Bylaws of the Registrant, dated December 4, 2008 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K dated December 4, 2008 (Commission File No. 1-32258))

4.4	Rights Agreement, between the Registrant and The Bank of New York, as rights agent (incorporated by reference to Exhibit 3 to the Registrant’s Form 8-A filed July 29, 2004 (Commission File No. 1-32258))

4.5	Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement dated March 23, 2009 (Commission File No. 1-32258))

5	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of counsel (Included in Exhibit 5)

24	Power of Attorney